Exhibit 99.1

Media Contact:

Ben Brooks  |  214.252.4047

ben.brooks@hilltop-holdings.com

Investor Relations Contact:

Isabell Novakov  |  214.252.4029

inovakov@hilltop-holdings.com

Hilltop Holdings Inc. Invests in New Dallas Headquarters and Executes Related Long-Term Lease

Construction Underway at 119,000-Square-Foot University Park Location

DALLAS (August 06, 2018) — Dallas-based Hilltop Holdings Inc. (NYSE: HTH) today announced it made an investment in a new real estate development in Dallas’ University Park, which will serve as headquarters for both Hilltop and its largest subsidiary, PlainsCapital Bank. Joining Hilltop in the transaction is the company’s chairman and largest shareholder, Gerald J. Ford, who will be an equal investing partner in the project.

Together, Hilltop and the Ford family will each own 25 percent of the six-story, 119,000-square-foot Class A commercial office building at 6565 Hillcrest Avenue and each own 50 percent of the 1.7-acre tract on which the building will sit. A third party unaffiliated with Hilltop and the Ford family will own the remaining 50% of the building. Strode Property Company is the developer of the project. The building will be named Hilltop Plaza, and construction is expected to be completed in the second half of 2019.

“Hilltop Holdings has experienced significant growth in the past five years, and this new headquarters project signifies our continued commitment to investing in our company and community,” said Hilltop’s Co-CEO and President Jeremy B. Ford. “Hilltop Plaza will be a highly visible and unique property in one of Dallas’ most desirable areas. It is a fitting symbol of Hilltop Holdings’ strength and position as a financial services leader in Texas.”

Hilltop and PlainsCapital Bank will lease approximately 68,000 square feet of corporate office space on the top four floors of Hilltop Plaza and will also open an approximately 4,000-square-foot PlainsCapital Bank branch on the building’s first floor. Hilltop will occupy just over half of the building’s rentable space and expects to move in during the fourth quarter of 2019. The remaining space in the building will be leased for commercial office, retail and restaurant use. The building will pursue LEED Silver certification.

Hilltop made an approximately $24 million investment in the project, which consists of approximately $5 million for its stake in the building and approximately $19 million for its stake in the land. Construction on the project commenced in the fourth quarter of 2017, and total building costs are expected to be approximately $60 million.

“Combining our headquarters offices into this new location provides an important opportunity to increase collaboration and efficiency within the company,” said Hilltop’s Co-CEO and Vice Chairman Alan B. White. “Hilltop Plaza will serve as the flagship for our expanding organization as we pursue our plans for long-term growth.”

The building was designed by the Dallas-based architectural and design firm Omniplan and will be located at the intersection of Hillcrest Ave. and Daniel Ave. The property is adjacent to the northwest corner of Southern Methodist University’s campus and just south of Snider Plaza shopping center. Hilltop was advised in the transaction by Bracewell LLP as legal counsel and by Lincoln Property Company. Rogers-O’Brien Construction Company is the general contractor on the project.

About Hilltop Holdings Inc.

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Hilltop Securities Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At June 30, 2018, Hilltop employed approximately 5,400 people and operated approximately 475 locations in 45 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, PrimeLending.com, NationalLloydsInsurance.com and HilltopSecurities.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations, intentions, construction timing and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view” or “would” or the negative of these words and phrases or similar words or phrases. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) the possibility that we may not receive necessary regulatory approvals for the branch location; and (ii) the failure of the construction project to be completed on the expected timeline or at all. For a discussion of certain other factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

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